UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2025

EYENOVIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38365	47-1178401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 Madison Avenue, Suite 2400, New York, NY 10017

(Address of Principal Executive Offices, and Zip Code)

(833) 393-6684

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)
Common stock, par value $0.0001 per share	EYEN	The Nasdaq Stock Market (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Warrant Repricing

On March 3, 2022, August 24, 2023 and July 1, 2024, Eyenovia, Inc., a Delaware corporation (the “Company”), entered into certain securities purchase agreements with an institutional investor (the “Investor”), pursuant to which the Company issued and sold warrants (the “Existing Warrants”) to purchase up to an aggregate of 15,769,445 shares of the Company’s common stock, par value $0.0001 per share (the “common stock”), to the Investor. The Existing Warrants will expire between 2027 and 2029 and, prior to the repricing described below, were all exercisable at a price of $0.69 per share of common stock.

On January 16, 2025, the Company entered into a warrant inducement offer letter with the Investor (the “Inducement Letter”) pursuant to which the Company agreed to reduce the exercise price of the Existing Warrants, and the Investor exercised all of the repriced Existing Warrants for an aggregate of 15,769,445 shares of common stock. In consideration for exercising those Existing Warrants, pursuant to the terms of the Inducement Letter, the Company agreed to issue to the Investor a new Series A Common Stock Purchase Warrant (the “Series A Warrant”) and a new Series B Common Stock Purchase Warrant (the “Series B Warrant” and, together with the Series A Warrant, the “New Warrants”), to purchase up to a number of shares of common stock equal to 200% of the number of shares of common stock issued pursuant to the exercise of the Existing Warrants. The New Warrants, which are expected to be issued on January 17, 2025, are expected to be exercisable upon receipt of approval of the Company’s stockholders in accordance with the applicable rules and regulations of The Nasdaq Capital Market, and may be exercised for five years from the initial exercisability date at an exercise price of $0.0659 per share. Such approval will be sought at a meeting of shareholders to be held within 120 days of the date on which the New Warrants are issued.

The Company expects to receive aggregate gross proceeds of approximately $1.0 million from the exercise of the Existing Warrants. The Existing Warrants and the shares underlying them (the “Existing Warrant Shares”) were registered pursuant to registration statement on Form S-3 (File No. 333-261638). The New Warrants, and any shares underlying the New Warrants (the “New Warrant Shares”), will be issued in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company filed a prospectus supplement to its currently effective shelf registration statement (File No. 333-282458) to cover the issuance of the Warrant Shares or the resale of the Warrant Shares, as applicable, prior to the issuance of the Warrant Shares to the Holder.

In addition, on or before February 28, 2025, the Company will file a registration statement on the appropriate form providing for the resale of the New Warrant Shares and shall use commercially reasonable efforts to cause such registration statement to become effective within 120 days after the date of issuance of the New Warrants. Subject to certain exceptions, including use of the Company’s “at-the-market” offering program, for a period of 30 days following the date of issuance of the New Warrants, the Company has agreed not to issue any shares of common stock or securities convertible into or exercisable or exchangeable for, or that would otherwise entitle the holder thereof to receive, the Company’s common stock. Also, from the date hereof until 90 days following the date of issuance of the New Warrants, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of common stock or common stock equivalents (or a combination of units thereof) involving a defined “Variable Rate Transaction,” subject to certain exceptions.

Chardan Capital Markets LLC (“Chardan”) acted as the exclusive financial advisor to the Company in connection with the transactions contemplated by the Inducement Letter. The Company agreed to pay Chardan an aggregate cash fee equal to 4.5% of the gross proceeds received by the Company from the Inducement Offer.

The descriptions of the terms and conditions of the Inducement Letter, the Series A Warrant and Series B Warrant set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the forms of the Series A Warrant, Series B Warrant and Inducement Letter, attached hereto as Exhibits 4.1, 4.2 and 10.1, respectively, and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K regarding the sale of the New Warrants, along with the New Warrant Shares issuable upon the exercise thereof, is incorporated herein by reference. The New Warrants, and any New Warrant Shares, will be issued pursuant to Section 4(a)(2) of the Securities Act. The Company will not receive any proceeds from the issuance of the New Warrants, which are being issued pursuant to the Inducement Letter. Upon the exercise of the New Warrants, if any, the Company will receive the exercise price thereof.

This report shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Series A Common Stock Purchase Warrant
4.2	Form of Series B Common Stock Purchase Warrant
10.1	Form of Warrant Inducement Offer Letter
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYENOVIA, INC.

Date: January 16, 2025	/s/ Michael Rowe
Michael Rowe
Chief Executive Officer